AllianceBernstein International Growth Fund, Inc.

811-08426

77M

On July 25 2008, AllianceBernstein International Growth Fund, Inc. (the “Acquiring Fund”) acquired the assets and liabilities of AllianceBernstein International Research Growth Fund, Inc. (the “Acquisition”).  The Board of Directors of the Funds approved the Acquisitions on May 6-8, 2008.  The Acquisition did not require approval by stockholders of the Funds.  The related Plan of Acquisition and Liquidation for the Acquisition is attached hereto as Exhibit 77Q1.